Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports 2013 Fiscal Year, Fourth Quarter Results

Fiscal 2013 net income of $13.4 million; Fourth quarter net income of $3.5 million
FY2013 Core Earnings Increase 38%

Sioux Falls, South Dakota – December 2, 2013, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the fiscal year and fourth quarter ended September 30, 2013

•	MFG’s fiscal 2013 net income totaled $13.4 million versus $17.1 million in fiscal 2012.
Fiscal 2013 net core earnings were $16.8 million, up from $12.2 million in fiscal 2012, as described in the Calculation of Core Earnings table below.
The 2013 fourth quarter net earnings were $3.5 million compared to $1.7 million in the prior year period.
Fiscal year average assets grew to $1.7 billion, compared to $1.4 billion last year, an increase of 22% driven primarily by MPS deposit growth.

•	The MPS segment recorded 2013 fiscal earnings of $8.4 million compared to $6.5 million for the 2012 fiscal year, an increase of 29%.
MPS net earnings for the 2013 fiscal fourth quarter were $2.5 million compared to $0.8 million for the same period in 2012.
MPS generated an average of $1.2 billion in non-interest bearing deposits in the 2013 fiscal fourth quarter compared to an average of $1.1 billion for the same period in 2012.

•	The Traditional Bank (Retail Bank) segment recorded 2013 fiscal earnings of $5.9 million compared to $11.0 million for fiscal 2012. Fiscal 2012 net core earnings were $4.6 million excluding the net gain from securities sales.
Net earnings for the fiscal fourth quarter were $1.2 million compared to $1.0 million in the same period in 2012.
Total loans increased $53.4 million during the fiscal year, or 16.3%, to $380.4 million from strong growth in the residential real estate and agricultural lending segments.
Total loans increased by $41.3 million during the fiscal fourth quarter, or 12.2% compared to June 30, 2013.

•	Non-performing assets (NPA) were 0.05% of total assets at September 30, 2013 compared to 0.16% at September 30, 2012.

•	Tangible book value per common share decreased by $3.25, or 12.3%, from $26.42 at September 30, 2012 to $23.17 per share at September 30, 2013 primarily due to unrealized securities losses caused by an increase in medium and longer term interest rates. The unrealized securities losses (Other Comprehensive Income – OCI) caused a reduction in tangible book value of $4.74, but did not affect regulatory capital.

•	Overall cost of funds at MetaBank averaged 0.19% during fiscal year 2013 compared to 0.28% for the prior fiscal year, and was 0.16% during the fiscal fourth quarter

Meta Financial Group, Inc. (NASDAQ: “CASH” – NEWS) reported net income for the 2013 fiscal fourth quarter of $3.5 million, or 58 cents per diluted share, compared to $1.7 million, or 19 cents per diluted share, for the prior year period.

Net income for the fiscal year ended September 30, 2013 was $13.4 million, or $2.38 per diluted share, compared to $17.1 million, or $4.92 per diluted share, for the prior year period. Prior year earnings included a pre-tax gain of $11.4 million from the sale of Ginnie Mae (GNMA) securities, a pre-tax losses of $1.5 million on the redemption of certain Trust Preferred Securities. Excluding these items and the impact of the previously disclosed partner business interruption and the impairment on assets held for sale, earnings for fiscal year 2013 would have been $16.8 million, or $2.97 per diluted share, up from $12.2 million, or $2.16 per diluted share, in fiscal year 2012.

Average diluted common shares for the three and twelve month periods ended September 30, 2013 increased 53% and 62% from the same periods in the prior year. This was primarily due to 2.2 million shares of common stock being issued in May 2012 and September 2012 along with 0.5 million shares of common stock being issued through an at-the-market (ATM) offering conducted in the third and fourth quarters of fiscal year 2013 to support future growth opportunities.

Chairman and CEO J. Tyler Haahr commented, “Our core earnings showed marked increases from the prior year for both the fourth quarter and the fiscal year. Interest income from the investment portfolio increased in both the quarter and the year, showing the effect of the repositioning we have previously discussed. As rates rise, we look forward to increasing net interest margin due to our portfolio strategy and the fact that the bulk of our liabilities will remain at a zero fixed cost. As expected, beginning in September 2013, we started to see the positive effect of slowing prepayment speeds on the investment securities portfolio and expect it to continue and further improve in fiscal year 2014. Another factor in the interest margin going forward is the healthy growth we are seeing in our Retail Bank loan portfolio. Finally, it is noteworthy that our expenses declined both in the quarter and the year as previous infrastructure investments are leveling off or declining.

Our already low non-performing asset ratio continued to show even more improvement. The provision for loan losses we recorded in the quarter was entirely due to robust loan growth at the Retail Bank.

We issued 0.5 million new shares that generated $13.6 million in proceeds under our ATM offering in June to August, which has been or is available to downstream to the MetaBank subsidiary as additional capital. As expected, a secondary benefit of this share issuance has been to increase the float of our stock.

As indicated above, our book value was again primarily affected by the impact of Accumulated Other Comprehensive Income (AOCI). It should be noted that the AOCI calculation relates only to the securities portfolio in accordance with Generally Accepted Accounting Principles (GAAP) and thus does not reflect what management believes will be a more significant increase in the Company’s value and earnings as a result of our level of non-interest bearing deposits. Also worth noting is that AOCI has no affect on regulatory capital.” Haahr concluded.

Management believes that a presentation of Core Earnings (a non-GAAP measure) provides a meaningful comparison between periods by adjusting for certain revenue and expenses during the three and twelve month periods ended September 30, 2013 and 2012. Core Earnings are defined as net Income per GAAP, adjusted for the items shown below.

Calculation of Core Earnings	Three Months Ended		Fiscal Year Ended
(Dollars in Millions)	9/30/2013	9/30/2012	9/30/2013	9/30/2012

Net Income	$3.5	$1.7	$13.4	$17.1

Adjustments
Loss on redemption of Trust Preferred Securities	-	-	-	1.5
Gain on GNMA security sale	-	-	-	(11.4)
MPS Partner Business Interruption	-	-	3.7	-
Impairment on assets held for sale	0.2	-	0.6	-

Impact of Taxes	(0.0)	(0.9)	(0.9)	3.6

Core Earnings	$3.7	$0.8	$16.8	$10.8

Summary Financial Data *	Three Months Ended			Year Ended
	9/30/2013	6/30/2013	9/30/2012	9/30/2013	9/30/2012
Net Interest Income - millions	$9.2	$9.2	$7.4	$36.0	$33.7
Non Interest Income - millions	13.4	13.6	13.4	55.5	69.6

Net Income - millions	3.5	3.7	1.7	13.4	17.1
Diluted Earnings per Share	0.58	0.66	0.28	2.38	4.92

Net Interest Margin	2.50%	2.52%	2.16%	2.48%	2.56%
Non-Performing Assets - % of Total Assets	0.05%	0.05%	0.16%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2013 fiscal fourth quarter was $23.2 million compared to $21.6 million for the same quarter last year. The revenue increase in the 2013 fourth quarter was largely attributable to an increase in card fee income and interest earned on securities. Total revenue for the fiscal year ended September 30, 2013 was $94.5 million compared to $106.9 million for 2012, a decrease of $12.4 million, or 11.6%. The decrease was primarily due to a prior year gain on the aforementioned GNMA sale and temporary business interruption with a significant customer.

Interest income in the fourth quarter of fiscal 2013 increased by $1.6 million, or 19.1%, from the same period in fiscal 2012 primarily due to an increase in volume and yield on municipal bonds. In addition, interest income on mortgage backed securities (MBS) increased due to lower premium amortization on slower prepay speeds, which was primarily reflected beginning in September and is expected to further enhance earnings in 2014 based on the current interest rate environment. These increases were partially offset by a reduction in loan interest income primarily from a 0.72% reduction in loan yield from the same period in the prior year. The loan yield decrease was partially offset by an increase of $33.6 million in the average balance of loans for the fourth quarter of fiscal 2013.

Fourth quarter non-interest income was unchanged from the prior year at $13.4 million. Card fee income increased $1.4 million, or 12.0%, and was offset by lower gains from the sale of securities as the Company recorded no gain on sale this quarter, but did in the comparable quarter last year.

Net Interest Income

Net interest income for the fiscal 2013 fourth quarter was $9.2 million, up $1.8 million, or 23.9%, from the same quarter last year. Net interest margin increased from 2.16% in the 2012 fourth quarter to 2.50% in the fourth quarter of 2013. Overall, asset yields increased by 26 basis points due to a change in the asset mix to include more highly rated investment grade tax free, non-bank qualified municipal bonds. The yield on non-MBS investment securities increased by 81 basis points and was combined with an increase in yield on our mortgage-backed securities of 31 basis points. This more than offset a 72 basis point decrease in the yield on the loan portfolio in the Retail Bank. Also contributing to the increase in net interest margin in the most recent quarter was the continued decrease of 52 basis points in the cost of interest-bearing liabilities. This decrease was primarily driven by a lower cost of time deposits attributable to the renewal of certificates of deposits (CDs) at lower rates, along with the early payoff of higher rate FHLB term advances in January of 2013. The diversification of the overall investment portfolio to include more tax-free municipal bonds has resulted in MBS now comprising 42% of average interest-earning assets in the quarter compared to 49% one year ago. Tax-free municipal bonds now comprise 39% of the total investment portfolio. We expect that the overall yield on the securities portfolio will continue to improve assuming prepayment speeds slow and reduce premium amortization levels on MBS, along with improved investment opportunities from increasing non-interest bearing deposits and existing securities portfolio pay downs. We began to see the positive effect of slowing prepayment speeds on the investment securities portfolio in September.

Net interest income for the fiscal year ended September 30, 2013 was $36.0 million, up $2.3 million, or 6.8%, from $33.7 million in fiscal 2012. Overall asset yields decreased by 16 basis points but were partially offset by a 9 basis point decrease in rates paid on deposits and interest-bearing liabilities and a 22.5% increase in average earning assets. The tax-equivalent yield of MBS and other investments was 2.12% for fiscal year 2013 and 1.95% for fiscal year 2012 with further improvements projected based on the current rate environment.

Overall, our cost of funds for all deposits and borrowings decreased by 9 basis points to 0.16% during the 2013 fourth quarter from 0.25% in the 2012 fourth quarter. This decrease in cost mainly resulted from ongoing growth in non-interest bearing deposits generated by MPS programs. The Company believes this low cost of funds, due to its large and increasing volume of non-interest bearing deposits, to be a significant competitive advantage in a rising interest rate environment as the Company’s cost of funds will likely remain relatively low, with less increase expected relative to other banks.

The Company’s average interest-earning assets for the 2013 fourth quarter grew by $226.8 million, or 15.8%, to $1.66 billion, up from $1.43 billion during the same quarter last year. This increase primarily reflects the average balance growth in the securities and loan portfolios of $193.1 million and $33.6 million, respectively.

The Company’s average total deposits and interest-bearing liabilities for the 2013 fourth quarter increased $202.3 million, or 15% from the same quarter last year, to $1.56 billion. This increase was generated primarily from an increase in overnight Fed Funds purchased and MPS-generated non-interest bearing deposits. MPS average quarterly deposits increased $98.8 million, or 9.2%, from the same period last year. The Company’s overnight Fed Funds purchased fluctuates on a daily basis due to the nature of a portion of its non-interest bearing deposit base, primarily related to payroll processing timing.

Non-Interest Income

2013 fourth quarter non-interest income of $13.4 million was unchanged from the same quarter in 2012. Card fee income increased $1.4 million and was offset by a decrease in gain on sale of securities of $1.7 million.

Non-interest income for the fiscal year ended September 30, 2013 decreased $14.1 million, or 20.2%, over the same period in the prior year due primarily to a decrease in gain on sale of securities available for sale of $11.4 million related to the sale of the GNMA securities portfolio during fiscal year 2012. MPS card fee income decreased by $2.4 million, or 4.5%, to $50.8 million for the 2013 fiscal year. The main driver of the decrease was the previously discussed partner interruption that produced a decrease of $4.1 million of card fee income compared to the prior year.

Non-Interest Expense

Non-interest expense decreased $0.7 million, or 3.7%, to $17.7 million for the 2013 fourth quarter as compared to $18.4 million for the same period in fiscal 2012. The MetaBank FDIC assessment rate was lowered in the current year fourth quarter, resulting in a reduction of $0.4 million. In addition, certain legal and consulting expenses incurred in the prior year quarter did not reoccur this year. Partially offsetting these lower amounts, compensation expense increased $0.6 million, or 7.3%, in the fiscal 2013 fourth quarter.

Fiscal year 2013 non-interest expense decreased by $1.1 million, or 1.4%, to $74.4 million. This decrease related to a decrease in card processing expenses of $1.8 million, a decrease of legal and consulting expenses of $1.2 million and a decrease in other expenses of $1.7 million, partially offset by an increase in compensation expense of $3.0 million.

Loans

Total loans, net of allowance for loan losses, increased $53.4 million, or 16.3%, to $380.4 million at September 30, 2013 compared to September 30, 2012. This increase primarily relates to an increase in residential mortgage loans of $33.2 million and $22.5 million in additional agricultural real estate and operating loans. Total loans increased by $41.3 million during the fiscal fourth quarter, or 12.2%, compared to the previous quarter.

The allowance for loan losses remained virtually unchanged at $4.0 million, or just over 1.0% of outstanding loans, at September 30, 2013 compared to an allowance of $4.0 million, or 1.2% of total loans, at September 30, 2012. Impaired loans decreased $1.9 million, or 21%, to $7.3 million at September 30, 2013 compared to $9.2 million at September 30, 2012.

Credit Quality

The Retail Bank’s non-performing assets at September 30, 2013 were $0.8 million representing 0.05% of total assets compared to $2.6 million and 0.16% of total assets at September 30, 2012. As had been the case in fiscal 2012, there were no non-performing assets within the MPS segment at September 30, 2013.

The Retail Bank non-performing loans totaled $0.7 million at September 30, 2013, representing 0.2% of total loans, compared to $1.8 million, or 0.6%, of total loans at September 30, 2012. The Retail Bank’s level of foreclosed real estate and repossessed assets decreased to $0.1 million compared to $0.8 million at September 30, 2012.

Investments

Total investments and mortgage-backed securities increased by $52.5 million, or 5.1%, to $1.2 billion at September 30, 2013 as compared to September 30, 2012. Within that, total investment securities held to maturity (HTM) amounted to $211.1 million at September 30, 2013. The Company did not hold HTM securities at September 30, 2012. Total government guaranteed MBS available for sale (AFS) decreased by $100.1 million, or 15%, to $581.4 million, as compared to September 30, 2012, while total HTM MBS amounted to $76.9 million, at September 30, 2013, due to the transfer from AFS to HTM.

Beginning in June 2012, the Company began executing a strategy designed to diversify the Bank’s investment securities portfolio. The largest portion of this new investment strategy involved the purchase of non-bank qualified municipal bonds. These municipal bonds are tax exempt and as such have a tax equivalent yield higher than their book yield. The tax equivalent yield calculation uses the Company’s cost of funds as one of its components. With Meta’s cost of funds being low due to the volume of non-interest bearing deposits generated by the MPS division, the tax equivalent yield for these bonds is higher than a similar term investment in other investment categories and higher than most other banks can realize on the same instruments.

Since September 30, 2012, the fair value of asset-backed, small business administration, agency, municipal and corporate bonds in our portfolio has increased from $435 million to $497 million. The majority of that increase resulted from purchases of non-bank qualified municipal bonds during the year. In addition, there was a reduction from the mark-to-market adjustment on the AFS municipal portfolio in the fourth quarter.

Deposits and Other Liabilities

Total average deposits for fiscal year 2013 increased by $180.9 million, or 14.9%. Total deposits decreased $64.5 million, or 4.7%, to $1.3 billion at September 30, 2013 as compared to $1.4 billion at September 30, 2012. Average non-interest bearing checking deposits for fiscal year 2013 were up $174.2 million. Non-interest bearing checking was down $95.0 million on September 30, 2013 from September 30, 2012, primarily related to the day-of-the-week timing of certain MPS payroll deposit programs and the normal outflow of payroll related funds that occur on Monday which was the last day of the fiscal year compared with a Sunday, which was the last day of the fiscal year in 2012. Certificates of deposits increased by $30.8 million primarily related to an increase in local market public funds. The average balance of total deposits and interest-bearing liabilities was $1.6 billion for the three month period ended September 30, 2013 compared to $1.4 billion for the same period in the prior fiscal year.

Income Tax

Income tax expense for fiscal 2013 was $3.7 million, an effective tax rate of 21.6%, compared to a tax expense of $9.7 million, an effective tax rate of 36.1%, in fiscal 2012. The Company’s recorded income tax expense for the current fiscal year was impacted primarily by an increase in the volume of tax free municipal bonds.

Business Segment Performance

Meta Payment Systems

For the 2013 fourth quarter, MPS recorded net income of $2.5 million, compared to $0.8 million for the same period last year. Improvements were recorded in net interest margin and card fee income. MPS 2013 fourth quarter revenue of $16.4 million increased $2.1 million compared to fiscal 2012 fourth quarter. Total fourth quarter average MPS-generated deposits increased by $98.8 million, or 9.2%, from growth in prepaid card programs, compared to the same 2012 quarter.

Traditional Bank (Retail Bank)

The Retail Bank segment recorded net income of $1.2 million for the fourth quarter of fiscal 2013, compared to $1.0 million in the comparable quarter of fiscal 2012. Loan balances were up $41.3 million in the fiscal 2013 fourth quarter compared to June 30, 2013. Improvements were recorded in net interest margin and non-interest expenses. Retail Bank loan balances increased by $53.4 million, or 16.3%, at September 30, 2013, compared to September 30, 2012.

Capital Ratios

At September 30, 2013, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution. In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 9.38% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 22.99% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 22.44% compared to the well-capitalized requirement of 6.0%. MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 9.26%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank™ (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	September 30, 2013	September 30, 2012
Assets
Cash and cash equivalents	$40,063	$145,051
Investments and mortgage-backed securities	1,169,219	1,116,692
Loans receivable, net	380,428	326,981
Other assets	102,279	60,174
Total assets	$1,691,989	$1,648,898

Liabilities
Deposits	$1,315,283	$1,379,794
Other borrowings	216,456	47,710
Other liabilities	17,266	75,535
Total liabilities	1,549,005	1,503,039

Stockholders' equity	142,984	145,859
Total liabilities and stockholders' equity	$1,691,989	$1,648,898

Consolidated Statements of Operations

	For the Three Months		For the Year
	Ended September 30:		Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2013	2012	2013	2012

Interest income	$9,803	$8,234	$38,976	$37,297
Interest expense	642	841	2,954	3,563
Net interest income	9,161	7,393	36,022	33,734
Provision for loan losses	300	-	-	1,049

Net interest income after
provision for loan losses	8,861	7,393	36,022	32,685
Non-interest income	13,439	13,405	55,503	69,574
Non-interest expense	17,716	18,388	74,403	75,463

Income before income tax expense	4,584	2,410	17,122	26,796
Income tax expense	1,110	744	3,704	9,682

Net income	$3,474	$1,666	$13,418	$17,114

Earnings per common share
Basic	$0.59	$0.28	$2.40	$4.94
Diluted	$0.58	$0.28	$2.38	$4.92

Selected Financial Information

For the Year Ended September 30,	2013	2012

Return on average assets	0.78%	1.22%
Return on average equity	9.36%	18.47%
Average shares outstanding for diluted earnings per share	5,595,733	3,460,877

At Period Ended:	September 30, 2013	September 30, 2012

Equity to total assets	8.45%	8.85%
Book value per common share outstanding	$23.55	$26.79
Tangible book value per common share outstanding	$23.17	$26.42
Common shares outstanding	6,070,654	5,443,881
Non-performing assets to total assets	0.05%	0.16%